Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2006

LIBERTY SUBMITS HART-SCOTT-RODINO FILINGS

Requests Clearance to Increase Ownership in IAC/InterActiveCorp and Expedia, Inc.

Englewood, CO - Liberty Media Corporation (NYSE:L; LMC.B) (“Liberty”) announced today that it has submitted Hart-Scott-Rodino (“HSR”) filings with respect to its acquisition of additional shares in IAC/InterActiveCorp and Expedia, Inc.

Liberty Chairman and CEO John Malone said, “Liberty is pleased with the actions that IAC has taken to manage its balance sheet and repurchase its equity.  We believe that both IAC and Expedia have the cash flow and operating strength to support additional leverage and share repurchases and look forward to both companies taking steps in that direction.”  Malone added, “Liberty’s request for HSR clearance to increase its stake in both IAC and Expedia is indicative of our support of the underlying value of both of these companies and our desire to participate in the value creation resulting from strong, leveraged earnings growth.”

Filing of the HSR notification and expiration of the applicable waiting period is required for Liberty to acquire any additional shares in either company.

About Liberty Media Corporation

Liberty owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Its businesses include some of the world’s most recognized and respected brands and companies, including QVC, Encore, Starz, IAC/InterActiveCorp, Expedia and News Corporation.

CONTACT:

John Orr
(720) 875-5622